LFC TECHNOLOGIES, LLC

                        AMENDMENT TO OPERATING AGREEMENT

This AMENDMENT TO OPERATING AGREEMENT (this "Amendment") is entered into as of the 14th day of January, 1999, by and between MLFC Corporation, a California corporation, ("MLFC"), and SGI INTERNATIONAL, a Utah corporation ("SGI," and together with MLFC, the "Members").

RECITALS

A. The parties hereto have entered into that certain Operating Agreement for LFC Technologies, LLC dated as of the date hereof (the "Agreement").

B. MLFC and SGI desire to amend the in accordance with, and subject to, the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto hereby amend the Agreement as follows:

1. Section 3.3 of the Agreement is hereby amended to read in its entirety as follows:

Further Contributions. The liability of the Members to the Company is limited to their Capital Contributions as specified in Schedule 3.2 attached hereto, as it may be amended from time to time pursuant to Section 14.2. No additional Capital Contributions, or other funds, whether by way of contribution of capital, loan or otherwise, shall be required of any Member except that each Member shall contribute One Hundred Twenty-Five Thousand Dollars ($125,000) to the Company every three (3) calendar months after the date hereof for a period of two years following the date hereof. No interest shall accrue on any Capital Contribution and no Member shall have the right to withdraw or be repaid any Capital Contribution except as provided in this Agreement.

2. Schedule 3.2 to the Agreement is hereby amended to read in its entirety as described in Schedule 3.2 attached hereto.

3. As amended by the provisions of this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

MLFC CORPORATION

By: /s/ HAJIME KATSUMURA
Name: Hajime Katsumura
Title: President

SGI INTERNATIONAL

By: /s/ JOSEPH A. SAVOCA
Name: Joseph A. Savoca
Title: Chief Executive Officer, Chairman of the Board

SCHEDULE 3.2

INITIAL CAPITAL CONTRIBUTION

Members Initial Capital Initial Initial Contribution Membership Ownership Units Percentage

MLFC Corporation $126,000 50 50%

Address for Notices
520 Madison Avenue
New York, NY 10022

SGI International $126,000 50 50%

Address for Notices
1200 Prospect
Suite 325
La Jolla, California 92037

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